UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SKYWORKS SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Skyworks Solutions, Inc., is providing the information contained below in communications to certain of its shareholders commencing April 27, 2018.

Dear Skyworks Shareholder:

I am writing to you on behalf of the Board of Directors (the “Board”) of Skyworks Solutions, Inc. (“Skyworks,” or the “Company”), with respect to our upcoming Annual Meeting, to be held on May 9, 2018, and specifically to request your vote:

•                  FOR the Reelection of Director Balakrishnan S. Iyer, the chairman of our Nominating and Corporate Governance Committee, and

•                  FOR Proposal 5, to ratify the changes made by the Board to the Company’s By-laws in January 2018 to provide shareholders with a newly established right to request a special meeting of shareholders, in each case, notwithstanding the contrary recommendation issued by Institutional Shareholder Services, or ISS. As explained in more detail below, we believe support is warranted for the reelection of Mr. Iyer and for Proposal 5 because:

•                  The Board promptly adopted a new, additional shareholder right following receipt of a shareholder proposal seeking adoption of such a right; and

•                  The Board proactively and promptly sought ratification of that newly enacted shareholder right at the first annual meeting following its adoption.

Skyworks believes that promptly enacting a new shareholder right to call a special meeting was in the best interests of shareholders and that proactively seeking shareholder feedback on such right through a non-binding ratification proposal at its 2018 Annual Meeting demonstrates good corporate governance.

Mr. Iyer should not be penalized for the Board’s decision to act promptly in response to the receipt of a shareholder proposal.

I.                                        Regardless of their views on the ratification proposal, shareholders are asked to vote FOR Mr. Iyer’s reelection given that the Board promptly created a new shareholder right and proactively sought ratification of such right by the shareholders.

As chairman of the Nominating and Corporate Governance Committee, Mr. Iyer has consistently and effectively advocated in favor of shareholder interests and good corporate governance. For example, he led the Board’s efforts in 2017 to implement proxy access, in 2016 to seek shareholder approval to eliminate supermajority vote provisions in the Company’s certificate of incorporation, and in 2014 to implement a majority voting standard for the election of directors.

We strongly believe that whether shareholders support all of the specific terms of the new shareholder special meeting right adopted by the Board (or its decision to submit the special meeting right for ratification), a vote against the chairman of the Nominating and Corporate Governance Committee is unwarranted in circumstances such as this.  Here, the Board has promptly and proactively created a new substantive right for shareholders that did not previously exist, pursuant to authority delegated to the Board by shareholders.

II.                                   We ask shareholders to vote FOR ratification of the newly enacted special meeting right because it is a new shareholder right, voluntarily adopted by our Board this year following receipt of a shareholder proposal, that appropriately balances the interests of all shareholders.

Prior to the Board’s amendment of the Company’s By-laws in January 2018, shareholders did not have any right to request shareholder special meetings. Following receipt of a shareholder proposal from a single shareholder requesting that the Board adopt such a right, the Board proactively reviewed the pros and cons of the requested action and voluntarily decided to amend the Company’s By-laws to implement a shareholder special meeting right as a matter of good corporate governance. Skyworks did not ignore the shareholder proposal or delay action in response thereto.

A.                                     The Board believes that the newly adopted special meeting right appropriately balances shareholder rights and the Company’s resources, but is seeking shareholder feedback through the ratification proposal.

The Board believes that the new special meeting right, and its 25% required ownership threshold in particular, strikes the appropriate balance between enhancing the rights of shareholders and preventing undue disruption and the waste of corporate assets. In adopting the shareholder right to call a special meeting that it determined was in the best interests of shareholders, the Board was exercising authority the Company’s shareholders have delegated to the Board, through the Company’s governing documents. Although this action did not require shareholder approval, the Board nonetheless proactively decided to present the amendment to the By-laws for ratification as a means of having shareholders confirm its action and the desirability of a shareholder special meeting right.

B.                                     We ask shareholders to vote FOR ratification of the newly enacted special meeting right, even if they may have preferred different terms.

We believe the terms of the newly enacted right adopted by the Board are in the best interests of the Company’s shareholders. We recognize and respect that some of our shareholders may have different perspectives on certain of the specific terms of the special meeting right. In that case, we urge shareholders to provide that feedback to us through engagement rather than by voting against the ratification proposal. The Board intends to consider all the feedback it receives from shareholders when making future decisions regarding corporate governance matters, including whether any changes should be made to the newly adopted special meeting right.

C.                                    The Board believes that asking shareholders to also vote on the conflicting shareholder proposal would have resulted in shareholder confusion and inconclusive shareholder feedback.

In assessing the shareholder proposal, the Board determined that its terms, including its lower 10% required ownership threshold, did not appropriately balance shareholder interests with the potential for undue disruption and the waste of Company resources and that the proposal was therefore inferior to the new shareholder right adopted by the Board. In adopting the new shareholder special meeting right and promptly asking shareholders to ratify such right, the Board was aware that the Company might be permitted to omit from its proxy materials the conflicting shareholder proposal. The Board believes that presenting such proposal would have caused shareholder confusion and produced voting results that would be difficult to interpret.

In closing, we thank you for your thoughtful consideration of the Board’s request that you vote FOR reelection of Mr. Iyer and FOR Proposal 5.

Skyworks would welcome the opportunity to speak with you about these matters and any other governance issues that may be of importance to you.

Sincerely,

/s/ David J. McLachlan
David J. McLachlan
Lead Independent Director